EXHIBIT 16.1

[GRANT THORNTON LLP LETTERHEAD]

April 19, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:  Duluth Holdings Inc.

File No.  001-37641

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Duluth Holdings Inc. dated April 13, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

Grant Thornton LLP

“Grant Thornton” refers to Grant Thornton LLP, the U.S. member firm of Grant Thornton International Ltd (GTIL), and/or refers to the brand under which the GTIL member firms provide audit, tax and advisory services to their clients, as the context requires. GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. GTIL does not provide services to clients. Services are delivered by the member firms in their respective countries. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another’s acts or omissions. In the United States, visit GT.COM for details.

U.S. member firm of Grant Thornton International Ltd